Exhibit 99.1

MRV Reports First-Quarter Results
- Grew Revenue Year-over-Year: Total 12% and Packet and Optical 17% -
- Reduced GAAP Operating Loss from $3.6 Million to $0.8 Million and
Non-GAAP Operating Loss from $3.1 Million to $0.2 Million Compared to First Quarter 2016 -

CHATSWORTH, Calif., May 3, 2017, MRV Communications Inc. (NASDAQ: MRVC), a provider of innovative network solutions for service providers, data center operators and enterprises, reported financial results for the three-months ended March 31, 2017.

“MRV’s investments in new product development over the past few years has enabled us to deepen our relationships with our major customers while broadening our market opportunities and customer base,” said Mark Bonney, MRV’s president and CEO, “We increased our revenue 12%, a second consecutive quarter of double digit year-over-year growth. Packet and optical revenue grew 17% year-over-year, with OptiDriver® and OptiSwitch® platforms increasing both quarter-over-quarter and year-over-year. In the quarter, we added 15 new OptiDriver customers. In addition, 13 customers have now purchased our new OptiSwitch V Series of enhanced packet switches. With the lower cost structure resulting from the initiatives we announced last quarter coupled with our increased momentum with both existing and new customers, we have built a strong foundation for sustainable, profitable growth.”

Financial Reporting
The Company uses certain non-GAAP financial measures and a reconciliation of the non-GAAP measures to GAAP measures is provided in the attached table.

First Quarter 2017 Results as compared to First Quarter 2016

•	Revenue was $21.2 million, compared to $18.9 million, up 12.1%, driven by strong growth of packet and optical products.

•	GAAP gross margin remained robust at 50.6%, compared to 51.9%. Non-GAAP gross margin was 50.6%, compared to 52.1%. The decrease was primarily due to product and geographic mix.

•
GAAP operating expenses were $11.5 million, down from $13.4 million. Non-GAAP operating expenses were $10.9 million, down from $13.0 million, reflecting the impact of the cost reduction actions implemented in the fourth quarter of 2016.

•	GAAP operating loss improved to $0.8 million, from $3.6 million. Non-GAAP operating loss improved to $0.2 million, from $3.1 million, reflecting increases in revenues and reduction in expenses.

•	GAAP net loss improved to $1.0 million, or $0.15 per share from $3.9 million, or $0.56 per share.

•	Non-GAAP net loss improved to $0.5 million, or $0.08 per share, from $3.5 million, or $0.50 per share.

Balance Sheet Highlights at March 31, 2017 compared to December 31, 2016

•
At March 31, 2017, the company remained debt free, and cash and investments amounted to $21.7 million, compared to $25.4 million. The cash decrease was primarily due to changes in two working capital accounts, specifically an increase in accounts receivable of $2.3 million related to growth and the timing of shipments within the quarter and reduced accounts payable of $0.9 million driven by the timing of payments primarily for inventory of optical components.

•	Working capital totaled $27.8 million, compared to $27.6 million.

Conference Call Information:
MRV Communication's first quarter 2017 financial results conference call is scheduled to take place on May 3, 2017 at 5:00 p.m. ET. To access the call in the U.S. please dial 800-378-1475, and for international calls dial 719-457-2620 approximately 10 minutes prior to the start of the conference. The conference ID is 4059762. The conference call will also be broadcast live at http://www.mrv.com, where it will be available for replay for 90 days. In addition, a replay will be available via telephone for one business day, beginning two hours after the call. To listen to the replay, in the U.S. please dial 844-512-2921, and internationally dial 412-317-6671. The access code is 4059762.

About MRV Communications
MRV Communications (NASDAQ: MRVC) enables service providers, data center operators and enterprises to make their networks smarter, faster and easier to operate.  MRV’s end-to-end portfolio includes innovative packet, optical and software platforms designed for flexibility and reliability.  To learn more about MRV visit www.mrv.com and follow us on Twitter @MRVC.

Non-GAAP Measures
The company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP operating income loss, non-GAAP net loss and non-GAAP basic and diluted loss per share. The company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, litigation costs, severance and related transition costs and costs related to the sale of Tecnonet S.p.A., which the company believes are not indicative of its core operating results. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company’s financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Forward Looking Statements
This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "will likely result," "are expected to," " is anticipated," "appear," "believe," "could," "estimate," "expect," "intend," "may," "should," "outlook," "plan," "project," "contemplate," "target," "foresee," "goal," "likely," "will," and "would" or variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business units may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2016, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov. All information in this release is as of May 3, 2017 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact: Cathy Mattison/Kirsten Chapman, LHA Investor Relations, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Product revenue	$18,125	$16,007
Service revenue	3,050	2,875
Total revenue	21,175	18,882
Cost of Revenue:
Cost of product	9,269	7,595
Cost of services	1,202	1,484
Total cost of revenue	10,471	9,079
Gross profit	10,704	9,803
Operating expenses:
Product development and engineering	4,728	5,344
Selling, general and administrative	6,768	8,017
Total operating expenses	11,496	13,361
Operating loss	(792)	(3,558)
Other expense, net	(203)	(277)
Loss before provision for income taxes	(995)	(3,835)
Provision for income taxes	46	61
Net loss	$(1,041)	$(3,896)

Net loss per share — basic	$(0.15)	$(0.56)
Net loss per share — diluted	$(0.15)	$(0.56)

Weighted average number of shares:
Basic	6,802	6,981
Diluted	6,802	6,981

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)
(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$21,408	$25,116
Restricted time deposits	284	272
Accounts receivable, net	16,575	14,295
Inventories	9,782	9,657
Other current assets	6,949	2,378
Total current assets	54,998	51,718
Property and equipment, net	2,952	3,130
Intangible assets, net	983	1,064
Other assets	262	348
Total assets	$59,195	$56,260

Liabilities and stockholders' equity
Current liabilities:
Deferred consideration payable	$233	$233
Accounts payable	7,471	8,353
Accrued liabilities	9,226	9,195
Deferred revenue	5,480	6,146
Other current liabilities	4,786	156
Total current liabilities	27,196	24,083
Other long-term liabilities	3,831	3,478
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,424 shares in 2017 and 8,425 shares in 2016
Outstanding — 6,801 shares in 2017 and 6,802 shares in 2016	270	270
Additional paid-in capital	1,287,810	1,287,336
Accumulated deficit	(1,240,407)	(1,239,308)
Treasury stock — 1,623 shares in 2017 and 2016	(18,098)	(18,098)
Accumulated other comprehensive loss	(1,407)	(1,501)
Total stockholders' equity	28,168	28,699
Total liabilities and stockholders' equity	$59,195	$56,260

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
GAAP revenue	$21,175	$18,882
Cost of revenue
GAAP cost of revenue	10,471	9,079
Stock-based charges	(15)	(42)
Non-GAAP adjusted cost of revenue	10,456	9,037

Gross profit:
GAAP gross profit	10,704	9,803
Stock-based charges	15	42
Non-GAAP adjusted gross profit	10,719	9,845
Non-GAAP Gross Margin %	50.6%	52.1%

Operating expenses:
GAAP Product development and engineering	4,728	5,344
Stock-based charges	(59)	(76)
Non-GAAP Product development and engineering	4,669	5,268

GAAP Selling, general & administrative:	6,768	8,017
Stock-based charges	(341)	(229)
Severance and transition costs	(19)	—
Litigation costs	(134)	(35)
Divestiture costs	(5)	(68)
Non-GAAP Selling, general & administrative	6,269	7,685

GAAP operating expenses:	11,496	13,361
Stock-based charges	(400)	(305)
Severance and transition costs	(19)	—
Litigation costs	(134)	(35)
Divestiture costs	(5)	(68)
Non-GAAP operating expenses	$10,938	$12,953

MRV Communications, Inc.
Consolidated Non-GAAP reconciliation
(continued)
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2017	2016

GAAP operating loss:	$(792)	$(3,558)
Stock-based charges	415	347
Severance and transition costs	19	—
Litigation costs	134	35
Divestiture costs	5	68
Non-GAAP operating loss	(219)	(3,108)

Net loss:
GAAP net loss	(1,041)	(3,896)
Stock-based charges	415	347
Severance and transition costs	19	—
Litigation costs	134	35
Divestiture costs	5	68
Income tax impact	(54)	(14)
Non-GAAP adjusted net loss	$(522)	$(3,460)

Weighted average number of shares - Basic and Diluted	6,802	6,981
GAAP EPS - Basic and Diluted	$(0.15)	$(0.56)
Non-GAAP EPS - Basic and Diluted	(0.08)	(0.50)